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Press Release	Source: Stellar Pharmaceuticals Inc.

STELLAR PHARMACEUTICALS INC. SIGNS LICENSING AGREEMENT

FOR DISTRIBUTION AND SALE OF URACYST® IN UNITED KINGDOM AND IRELAND

Expansion of Stellar’s Global Strategy

LONDON, Ontario December 9, 2008 – Stellar Pharmaceuticals Inc. ("Stellar") (OTCBB:SLXCF), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today reported signing a licensing agreement for the distribution and sale of Uracyst®  in the United Kingdom and Ireland, with Galen Limited ("Galen"), a privately owned pharmaceutical sales and marketing company established in 1968. Based in Craigavon (Northern Ireland), Galen promotes branded and generic prescription medicines in the United Kingdom and Ireland, with a major focus on urology. Uracyst® is Stellar’s proprietary urology product used in the treatment of interstitial cystitis and painful bladder syndrome.

With the approved CE mark for Uracyst® already in place for the European market, it is expected that Uracyst® will be launched early in the first quarter of 2009.  Galen will pay Stellar an upfront milestone payment plus a specified transfer price in exchange for the rights to an exclusive license for this territory. This agreement has an initial ten year term and may be renewed for an additional three year term with the mutual agreement of both parties.

Peter Riehl, Stellar’s President and Chief Executive Officer, stated, "The UK and Ireland market is ranked as one (1) of the top three (3) pharmaceutical markets in Europe, with a population of over 64 million and Stellar is very pleased to have a company with Galen’s experience promoting Uracyst®.  They have the sales force reach and expertise to successfully market and sell Uracyst® in this key market.  The out-licensing of Uracyst® is an important component of Stellar’s overall global growth strategy and we expect this to be the first of a number of agreements to follow for the important European market."

This licensing deal was brokered by Bosfor Bioscience Partners, an international pharmaceutical business development consulting firm operating in Turkey. Dr. Selcuk Ozceada, the Managing Director of Bosfor in Istanbul, commented: "Bosfor is delighted with this deal between Stellar and Galen which has the necessary local expertise in the urology and women’s health areas. It is our opinion, that in many cases, licensors get a better overall result by doing a number of deals with single distributors that have local expertise, rather than one pan-territory deal. This extra effort is very much worthwhile and should be reflected in the sales figures."

About Galen Limited

Galen Limited is a UK specialty Pharma company with a successful history of marketing urology products in the United Kingdom and Republic of Ireland.  Its expertise in this therapy area has been built on establishing excellent relationships with key healthcare professionals, including hospital specialists, general practitioners and urology nurses, along with patient support groups.

December 9, 2008 Press Release

Ken Ross, Senior Vice-President of Galen remarked, "Uracyst® represents an excellent opportunity in a niche market and we are excited to add this product to our urology portfolio.  Galen has the sales and marketing infrastructure and expertise to deliver a successful launch of Uracyst® in the United Kingdom and Ireland."

About Uracyst®

Interstitial Cystitis (IC) and Painful Bladder Syndrome (PBS) are inflammatory diseases of the bladder wall, which causes pain, discomfort and frequent urination for those afflicted.  There is no known cure for IC/PBS and currently approved products attempt to alleviate the symptoms of the disease. The quality of life for patients with IC/PBS is extremely poor, as they may need to void up to 60 times per day.

Uracyst, a sodium chondroitin sulfate solution, supplements and replenishes deficiencies in the glycosaminoglycan (GAG) lining of the bladder.  The GAG lining acts as a protective barrier against irritants and toxins in the urine, and defends against bacterial adherence.  Many researchers believe that more than 70% of patients with IC/PBS have deficient GAG layers allowing irritants and toxins in the urine to seep through this protective barrier causing an inflammation of the bladder wall.

Stellar currently markets Uracyst directly in Canada.  Stellar also has out licensing agreements in place for Uracyst in Israel, United States and China, which are currently awaiting regulatory approvals.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements two products based on its core polysaccharide technology: NeoVisc®, for the treatment of osteoarthritis; and Uracyst®, its patented technology for treatment of interstitial cystitis/painful bladder syndrome an inflammatory disease of the urinary bladder wall. Stellar also has in-licensing agreement for the distribution and sale of NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.

Contact:

Stellar Pharmaceuticals Inc.	Galen Limited
Peter Riehl	Ken Ross
President & CEO	SVP Pharmaceuticals
(800) 639-0643 or (519) 434-1540	+44 2838 334974

Or

Arnold Tenney
(416) 587-3200